Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS UPDATES 2006 FINANCIAL GUIDANCE
INTRODUCES 2007 GUIDANCE

MOUNTAIN VIEW, Calif. (February 5, 2007) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today updated financial guidance for the fourth quarter of 2006 and provided partial financial guidance for 2007.

Conceptus expects net sales for the fourth quarter of 2006 to be in the range of $12.8 million to $12.9 million.  This compares with previous net sales guidance of approximately $12.0 million, which was issued on October 26, 2006.  The Company expects net sales for the full year of 2006 to be in the range of $41.8 million to $41.9 million, compared with previous net sales guidance of approximately $41.0 million.

The net loss for the fourth quarter of 2006 is expected to be in the range of $4.0 million to $4.4 million, or $0.14 to $0.15 per share on an estimated 29.2 million shares outstanding.  This net loss guidance includes stock-based compensation expense, which the Company expects to be in the range of $1.6 million to $1.8 million.  This compares with previous net loss guidance of $3.1 million to $3.5 million, which excluded stock-based compensation expense.  The Company expects the net loss for the full year of 2006 to be in the range of $18.6 million to $19.0 million, or $0.64 to $0.66 per share on an estimated 29.0 million shares outstanding.  This net loss guidance range includes stock-based compensation expense, which the Company expects to be in the range of $6.1 million to $6.3 million.  This compares with previous net loss guidance of $13.1 million to $13.5 million, which excluded stock-based compensation expense.

For 2007, Conceptus expects net sales for the full year to be in the range of $66 million to $68 million and for the first quarter to be in a range of $13.6 million to $14.0 million.  The Company expects net loss for the full year of 2007 to be in the range of $8.1 million to $8.7 million and for the first quarter of 2007 to be in the range of $4.5 million to $4.8 million.  This net loss guidance includes stock-based compensation expense, which the Company expects to be in the range of $6.3 million to $6.5 million for the full year of 2007 and $1.5 million to $1.7 million for the first quarter of 2007.  This net loss guidance for the full year and the first quarter of 2007 excludes any effect of the proposed offering of convertible senior notes, announced today.

“We currently have about 86 sales representatives, and are continuing to increase our sales force as rapidly as we are able to identify and attract top talent,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.  “We are also accelerating our advertising programs in order to increase consumer awareness for the Essure system.  We believe these important strategic initiatives will lead to continued gains in physician and patient adoption of the Essure system.  We are also standing by our previously provided guidance that we expect to be profitable under GAAP by the fourth quarter of 2007.”

The Company’s fourth quarter 2006 and full year 2006 financial guidance stated above is a preliminary estimate of the Company’s financials results for the completed fourth quarter and full year 2006 and does not present all information necessary for an understanding of the Company’s 2006 financial position and results of operations.  Moreover, 2006 financial results are currently being audited by the Company’s independent registered public accounting firm.  The Company’s completion of its 2006 financial statements, and the related audit of these financial statements, could result in actual results differing from the financial guidance stated above. The Company will provide more detailed financial guidance for 2007 when it releases financial results for the fourth quarter of 2006.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

We have filed a registration statement including a prospectus with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and related preliminary prospectus supplement and other documents we have filed with the SEC for more complete information about Conceptus and the offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Copies of the prospectus and preliminary prospectus supplement may also be obtained from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, New York, 10171, (888) 827-7275.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated net sales, sales force hiring and patient awareness advertising, stock-based compensation expense and net losses for the quarter and year ended December 31, 2006 and for the quarter ending March 31, 2007 and year ending December 31, 2007.  Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those risk factors and other circumstances set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  These forward-looking statements are only effective as of the date of this release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

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